Exhibit 99.1

Hot Topic, Inc. Reports First Quarter Comp Sales Up 7.5%

Raises 1st quarter guidance and issues 2nd quarter guidance

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--May 2, 2012--Hot Topic, Inc. (NASDAQ Global Select Market:HOTT) today announced the sales results for its first fiscal quarter (13 weeks ended April 28, 2012). A summary of the sales results by division (including Internet) is as follows:

	Comparable Sales % Change *		Net Sales
	This Year	Last Year	$ Millions	% Change To Last Year
FIRST QUARTER:
Hot Topic	9.5%	-0.8%	$124.0	7.0%

Torrid	2.5%	6.5%	$47.6	5.0%

Total Co.	7.5%	1.2%	$171.6	6.4%

* During the first quarter of fiscal 2012, Hot Topic, Inc. began including internet sales in the computation of comparable sales. All prior year comparable sales results have been adjusted.

The company raised its first quarter earnings guidance to a range of $0.07 to $0.08 per share. Previous earnings guidance for the company was in the range of $0.02 to $0.05 per share based upon a comparable sales increase in the mid-single-digit percentage range.

Lisa Harper, Chairman of the Board and CEO, said “Our Hot Topic comps for Q1 were led by the improvement in fashion apparel, which validates our strategic direction. The positive comps at Torrid were on plan against a strong performance last year. We are pleased with the improvements in both businesses.”

The company issued second quarter guidance (13 weeks ending July 28, 2012) of a loss per share in the range of $0.04 to $0.06, as compared to a loss per share of $0.14 last year, which included $4.1 million of expenses, or $0.06 per share, for the charges related to strategic business changes and cost reduction plan. This guidance is based upon a comp sales increase in the low to mid-single-digit percentage range.

A conference call to discuss first quarter results, business trends, guidance and other matters is scheduled for May 16, 2012 at 4:30 PM (ET). The conference call number is 800-299-8538, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 69061103, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for young plus-size women. As of April 28, 2012, the company operated 624 Hot Topic stores in all 50 states, Puerto Rico and Canada, 164 Torrid stores, and Internet stores hottopic.com and torrid.com.

This news release contains forward-looking statements, which may include statements relating to financial results, guidance, store and online operations (including closures, remodels and relocations), projections, financial performance including cost reductions and changes in business operations, and related matters. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable sales results, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 28, 2012, and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

CONTACT:
Hot Topic, Inc.
Jim McGinty, CFO
626-839-4681 x2675